UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 29, 2013

FRATERNITY COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-54271	27-3683448
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

764 Washington Boulevard, Baltimore, Maryland 21230

(Address of principal executive offices) (Zip Code)

(410) 539-1313

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On August 29, 2013, Fraternity Community Bancorp, Inc. (the “Company”) and Fraternity Federal Savings and Loan Association (the “Association”) entered into amended and restated employment agreements with Thomas K. Sterner, Chairman and Chief Executive Officer of the Company and the Association, and Richard C. Schultze, President and Chief Operating Officer of the Company and the Association. The amended and restated employment agreements are substantially similar to the employment agreements previously entered into by Messrs. Sterner and Schultze and primarily reflect revisions to the base salary and title of Messrs. Sterner and Schultze, as well as updates to certain references.

The amended and restated employment agreements for Messrs. Sterner and Schultze contain the same general terms, except for the employment positions. The employment agreements provide for three-year terms, subject to annual renewal by the boards of directors for an additional year beyond the then-current expiration date. The term of the employment agreements with the Association currently expires on September 2, 2016, and the term of the employment agreements with the Company currently expires on September 2, 2016. Under the employment agreements, the current annual base salary for each of Messrs. Sterner and Schultze is $205,369. The Association may modify the amount of the base salaries under the employment agreements from time to time and will review the salaries not less than annually. The Association may also pay Messrs. Sterner and Schultze discretionary bonuses. Messrs. Sterner and Schultze also participate in all standard benefit plans and programs the Association sponsor for employees or other officers and are provided with the use of an automobile. The payments and benefits paid by the Association will be subtracted from any amount or benefit due simultaneously to Messrs. Sterner and Schultze under similar provisions of their respective employment agreements with the Company.

In addition to providing for base salary and other benefits, the amended and restated employment agreements with the Association incorporate the terms of a deferred compensation program originally established in 2004. Pursuant to that program, the Association contributes $812.50 each month to a trust for the benefit of each of the executives. Each executive is fully vested in these contributions, plus any earnings on the contributions. Following their termination of employment, the trust will pay the accumulated benefit to Messrs. Sterner and Schultze weekly over a 15-year period. However, upon a change in control, the trust will pay the accumulated benefits in a single lump sum payment.

Under the amended and restated employment agreements, if the Company or the Association terminates Messrs. Sterner’s or Schultze’s employment for “cause,” as that term is defined in the agreements, they will not receive compensation or benefits for any period of time after the termination date. If the Company or the Association terminates Messrs. Sterner’s or Schultze’s employment without cause or if the executive terminates employment for “good reason,” the Company or the Association will continue to pay their base salary for 36 months. In addition, the Company or the Association will continue health and life insurance benefits for the executive and his dependents until the earlier of (i) the date the executive turns age 65, (ii) his death, or (iii) 36 months from his termination. Messrs. Sterner and Schultze have good reason to terminate employment upon (i) a material diminution of base salary, (ii) a material diminution of authorities, duties or responsibilities, or (iii) a relocation of place of employment by more than 30 miles.

If Messrs. Sterner’s or Schultze’s employment is terminated during the term of the amended and restated employment agreements following a change in control or if they voluntarily terminate employment with us or our successor during the term of the agreements for “good reason” (as described above) following a change in control, the executive will receive a lump sum severance benefit equal to 2.99 times his average taxable income for the five taxable years preceding the change in control. In addition, health and life insurance benefits for the executive and his dependents will be continued until the earlier of (i) the date the he turns age 65, (ii) his death, or (iii) 36 months from his termination.

The foregoing summary of the amended and restated employment agreements is not complete and is qualified in its entirety by reference to the complete text of such documents, which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Form 8-K and which are incorporated herein by reference in their entirety.

Item 9.01	Financial Statements and Other Exhibits

(d)	Exhibits

Number	Description

10.1	Amended and Restated Employment Agreement between Fraternity Federal Savings and Loan Association and Thomas K. Sterner

10.2	Amended and Restated Employment Agreement between Fraternity Federal Savings and Loan Association and Richard C. Schultze

10.3	Amended and Restated Employment Agreement between Fraternity Community Bancorp, Inc. and Thomas K. Sterner

10.4	Amended and Restated Employment Agreement between Fraternity Community Bancorp, Inc. and Richard C. Schultze

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FRATERNITY COMMUNITY BANCORP, INC.

Date: September 5, 2013	By:	/s/ Thomas K. Sterner
Thomas K. Sterner
Chairman of the Board and Chief Executive Officer